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                                                                  EXHIBIT 11

                  MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (1)
              FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

                                                2006       2005       2004
                                              --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER
                                                        SHARE DATA)
BASIC EARNINGS PER SHARE
Average common shares outstanding               84,332     91,787     97,549
                                              --------   --------   --------
Net income                                    $564,739   $626,873   $553,186
                                              --------   --------   --------
Basic earning per share                       $   6.70   $   6.83   $   5.67
                                              --------   --------   --------
DILUTED EARNINGS PER SHARE
Adjusted weighted average shares outstanding:
Average common shares outstanding               84,332     91,787     97,549
Common stock equivalents                           618        656        696
                                              --------   --------   --------
Adjusted weighted average diluted
shares outstanding                              84,950     92,443     98,245
                                              --------   --------   --------
Net income                                    $564,739   $626,873   $553,186
                                              --------   --------   --------
Diluted earnings per share                    $   6.65   $   6.78   $   5.63
                                              --------   --------   --------

(1)  Per Statement of Financial Accounting Standards No. 128, "Earnings Per
     Share".